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                                                     EXHIBIT 12

                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
         STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                          (Dollar amounts in thousands)

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
                                          For the year ended December 31,
                                     --------------------------------------
                                        1994           1993          1992
                                     ----------      --------      --------
Fixed charges:
 Total interest costs                $  460,000      $516,000      $567,000
 One-third of rent expense               17,000        18,000        19,000
                                     ----------      --------      --------

Total fixed charges                     477,000       534,000       586,000

Add (deduct):
 Income (loss) before income
  taxes, extraordinary item and
  accounting changes                    572,000        23,000       (74,000)
 Interest capitalized, net of
  amortization                           11,000        17,000        18,000
                                     ----------      --------      --------
Earnings for fixed charges           $1,060,000      $574,000      $530,000
                                     ==========      ========      ========
Ratio of earnings to fixed charges        2.22x         1.07x          .90x
                                     ==========      ========      ========

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